Exhibit 99.2


     Set forth below are the names, positions and principal occupations of newly appointed officers and directors of the Registrant:

             Name                   Age                                     Position
-------------------------------------------------------------------------------------------------------------------
Marc Sherman                         38      Director, President and Chief Executive Officer
Edward L. Cummings..............     52      Vice President, Chief Financial Officer and Treasurer
Michael P. Sheerr...............     45      Vice President, Sales and Procurement
Carl Saracino                        32      Vice President, Operations
David A. Loppert................     47      Director, Vice President, Business Development, Secretary
Andrew Paciocco                      44      Director
Constance K. Weaver                  49      Director

--------------------------------


     Marc Sherman served as a director and President and Chief Executive Officer of Intellesale, Inc. and its predecessor, Universal Commodities Corporation, from December 1994 to July 2001. Prior to 1994, he served in key positions in various family businesses. He has over ten years of experience in marketing, operations and executive management.

     Edward L. Cummings served as Executive Vice President, Chief Financial Officer and Secretary of Intellesale, Inc. from July 1999 to February 2001. He joined its predecessor company Universal Commodities Corp. in October 1995 as controller and was elected to the board of directors in January 1997. From September 1994 to October 1995 he owned TCC, Inc., an operator of several retail gift shops. From December 1981 to September 1994 he was Chief Financial Officer and Treasurer of Albert E. Price, Inc., a giftware import and export company.

     Michael Sheerr served as Vice President of Cybertech, Inc. from January 2001 to September 2001. From September 1997 to January 2001 he was Vice
President of Garden State Metals, a metal trading company. Prior to that he owned Consolidated Metal Trading, a metal trading company from October 1992 to September 1997. From 1984 to October 1992 he was Vice President and owner of Pennmetal, Inc., a metal trading company.

     Carl Saracino served as Vice President, Operations of Intellesale, Inc. from July 1999 to June 2001. He joined its predecessor company Universal Commodities Corp. in October 1995 as operations manager. Prior to that he served as assistant to Mr. Sherman in several of Mr. Sherman's businesses.

     David A. Loppert served as Chief Executive Officer of SysComm International Corporation (OTCBB: SYCM) from December 2000 to July 2001. From February 1997 to November 2000, he was Vice President, Chief Financial Officer and Assistant Secretary of Applied Digital Solutions, Inc., (NASDAQ: ADSX). From 1996 to 1997, he was Chief Financial Officer of Bingo Brain, Inc. and from 1994 to 1996, he was Chief Financial Officer of both C.T.A. America, Inc., and Ricochet International, L.L.C. Prior to that he was Senior Vice President, Acquisitions and Due Diligence, of Associated Financial Corporation. Mr. Loppert started his financial career with Price Waterhouse in 1978, in Johannesburg, South Africa, before moving to their Los Angeles Office in 1980 where he rose to the position of Senior Manager. He holds Bachelor degrees in Accounting and Commerce, as well as a Higher Diploma in Accounting, all from the University of the Witwatersrand, Johannesburg and was designated a Chartered Accountant (South Africa) in 1980.

     Andrew Paciocco serves as Managing Executive of the Palm Beach office of the Northern Trust Bank of Florida. Mr. Paciocco joined Northern Trust Bank in February of 1999 as a Private Banking Relationship Manager. Subsequently, he assumed the responsibilities of Trust New Business Officer before being appointed to his present position as Managing Executive. Prior to joining Northern Trust Bank, he was Executive Vice President and Senior Retail Executive of Barnett Bank of Palm Beach County. Following the January 1998 acquisition of Barnett Bank by NationsBank (now Bank of America) he served as Senior Vice President and Retail Market Manager for North Palm Beach and Martin Counties. He began his banking career in 1987 with Barnett Bank and held various positions including Senior Vice President and Market Executive in Retail Banking and Vice President and Office Manager of the Tequesta and Jupiter branches. He received his B.S. in Finance from Villanova University in Pennsylvania in 1981. Mr. Paciocco serves on both the audit and compensation committees of the Board of Directors.

     Constance K. Weaver, has served, since 1996, as Vice President, Investor Relations for AT&T Corporation. From 1995 through 1996 she was Senior Director, Investor Relations and Financial Communications for Microsoft Corporation. From 1993 to 1995 she was Vice President, Investor Relations, and from 1991 to 1993 she was Director of Investor Relations, for MCI Communications, Inc. Ms. Weaver is a director of BuyandHold, Inc. and Applied Digital Solutions, Inc. She earned a Bachelor of Science degree from the University of Maryland in 1975. Ms. Weaver serves on both the audit and compensation committees of the Board of Directors.










                                       2